EXHIBIT 99.2

Third Quarter 2021 Earnings
Prepared Remarks

We are providing a copy of our prepared remarks in connection with our earnings announcement. These remarks are offered to provide additional detail for analyzing our Q3 2021 results in advance of our quarterly conference call. These prepared remarks will not be read on the call.

Conference call details:
November 4, 2021
8:30 a.m. Eastern Time

•To access the live broadcast, please visit the Investor Relations section of our website at https://investors.ansys.com and click on Events & Presentations, then Events Calendar.

•The call can also be heard by dialing (855) 239-2942 (US) or (412) 542-4124 (CAN & INT’L) at least five minutes prior to the call and asking the operator to connect you to our conference call.

•A replay will be available within two hours of the call's completion by dialing (877) 344-7529 (US), (855) 669-9658 (CAN) or (412) 317-0088 (INT’L) and referencing the access code 10159509 or at https://investors.ansys.com/events-and-presentations/events-calendar.

/ Supplemental Information

In addition to our GAAP information, we have historically provided non-GAAP supplemental information. Our reasons for providing this information are described later in this document, as well as in our Q3 2021 earnings press release, which can be found on our website in the "Why Ansys - News Center" section. Reconciliations of GAAP to non-GAAP information are also provided later in this document.

Constant currency amounts exclude the effects of foreign currency fluctuations on the reported results. To present this information, the 2021 results for entities whose functional currency is a currency other than the U.S. Dollar were converted to U.S. Dollars at rates that were in effect for 2020, rather than the actual exchange rates in effect for 2021. The constant currency growth rates are calculated by adjusting the 2021 reported results to exclude the 2021 currency fluctuation impacts and comparing them to the 2020 reported results. We have provided this non-GAAP financial information to aid investors in better understanding our performance.

Q3 2021 Financial Results // 1

/ Third Quarter Overview

We reported third quarter annual contract value (ACV) of $365.4 million, an increase of 20% and 19% in reported and constant currency, respectively, when compared to the third quarter of 2020. Year-to-date (YTD) 2021 ACV was $1,115.4 million, an increase of 17% and 15% in reported and constant currency, respectively, when compared to YTD 2020.

Third quarter consolidated GAAP revenue was $441.2 million, an increase of 20% in both reported and constant currency when compared to the third quarter of 2020. YTD 2021 consolidated GAAP revenue was $1,251.0 million, an increase of 18% and 16% in reported and constant currency, respectively, when compared to YTD 2020. GAAP diluted EPS was $0.97 and $2.86 in the third quarter and YTD 2021, respectively, compared to $0.87 and $2.50 for the third quarter and YTD 2020, respectively.

Third quarter consolidated non-GAAP revenue was $445.4 million, an increase of 21% and 20% in reported and constant currency, respectively, when compared to the third quarter of 2020. YTD 2021 consolidated non-GAAP revenue was $1,270.1 million, an increase of 19% and 17% in reported and constant currency, respectively, when compared to YTD 2020. Non-GAAP diluted EPS was $1.59 and $4.56 in the third quarter and YTD 2021, respectively, compared to $1.36 and $3.73 for the third quarter and YTD 2020, respectively.

Operating cash flows were $157.8 million for the third quarter and $447.8 million for YTD 2021, compared to $94.5 million and $373.5 million for the third quarter and YTD 2020, respectively.

Update on the Impact of COVID-19:

We continued to mitigate the effects of COVID-19 on our business in the third quarter. The health and safety of our employees and their families, our partners and our broad Ansys community around the world remain a high priority. The following provides an update on the operational, financial and liquidity impacts of the pandemic on our business in the third quarter:

•Remote access continued to remain the primary means of work for much of our workforce. We previously announced our plans for post-pandemic work arrangements. These plans include options for our employees to work from home, in the office or on a flexible basis where they can alternate between the office and home. The adoption of the arrangements is subject to evolving local guidelines on precautions to be taken to mitigate COVID-19 risk to our employees and customers.

•Our direct and indirect sales and support teams continue to use collaborative technology to access both Ansys’ data centers and the public cloud, and to meet virtually with customers to mitigate disruptions to our sales pipeline. Additionally, in-person meetings started to resume as well as live attendance at trade events. Our R&D teams have also continued to be productive and meet our product release targets. The strength of our business and diverse customer base contributed to the delivery of revenue, earnings and operating margin that exceeded our financial guidance.

•We reported strong third quarter cash flows, and as of September 30, 2021, we had $1,081.4 million of cash and short-term investments. The previously announced acquisition of Zemax, LLC (Zemax) closed on October 1, 2021 with a purchase price of $411.5 million, paid in cash, or $399.1 million net of cash acquired from Zemax. We believe that our cash balance remaining after this acquisition, together with cash generated from operations and access to our $500.0 million revolving credit facility, provide adequate liquidity to meet both the ongoing operational requirements and our debt interest payments over the next twelve months.

The Q4 and full year 2021 guidance, and the related assumptions, are detailed later in this document.

Q3 2021 Financial Results // 2

Other Recent Highlights

•We continue to deliver innovation through new organic product releases. We recently announced that with the 2022 R1 release, we will release Ansys Forming, a metal stamping simulation software, which is an all-inclusive product equipped to meet industry needs within one platform. With Ansys LS-DYNA as its solver, Ansys Forming provides predictive accuracy and a streamlined workflow to digitally design, simulate, and validate sheet metal forming throughout the metal manufacturing process.

•We continue to enable sustainability for our customers. Ansys LS-DYNA is the first commercial computer-aided engineering (CAE) structural simulation software to support Fujitsu's latest Arm-based PRIMEHPC supercomputers. By supporting LS-DYNA on Fujitsu's hardware platform, we help customers reduce energy consumption and costs by offloading CAE workloads to a more energy-efficient supercomputer.

•We continue to invest in our business through the acquisition of companies that support our strategy. On October 1, 2021, we acquired 100% of the shares of Zemax, a leader in high-performance optical imaging system simulation, for a purchase price of $411.5 million, paid in cash, or $399.1 million net of cash acquired from Zemax. The acquisition expands the scope of our optical and photonics simulation portfolio by giving users comprehensive, end-to-end solutions that could drive breakthroughs in healthcare, autonomy, consumer electronics and the industrial internet of things.

•We continue to work with our partners to enhance customer experience, democratize access to simulation and accelerate innovation:

◦Our collaboration with Autodesk on a printed circuit board extension will be Autodesk Fusion 360's first third-party extension. The extension aligns with a shared partnership vision to increase consumer product designers' and engineers' access to electromagnetic analysis.

◦We are partnering with IPG Automotive to fast-track the creation, integration and validation of advanced driver-assistance systems features and autonomous vehicles. This partnership will empower joint customers to virtually verify and validate sensor design and performance, which will accelerate development and time-to-market.

◦We are collaborating with Rockwell Automation to expand digital twin connectivity to industrial control systems, enabling users to optimize the design, deployment, and performance of industrial operations. By implementing simulation-based digital twins, engineering teams can garner new insights that help speed innovation and reduce costs from the design phase to the production phase.

◦Our simulation solutions enable Ford to accelerate the development of its predictive smart headlights and improve nighttime driving for consumers. Engineers at Ford value our high fidelity, physics-based lighting capabilities to optimize and validate headlight performance virtually, reducing dependency on costly, real-world night drives.

◦We collaborated with TSMC to deliver a comprehensive thermal analysis solution for multi-die designs built with TSMC 3DFabric™, TSMC's comprehensive family of 3D silicon stacking and advanced packaging technologies. This solution is built on our tools to simulate the temperature of 3D and 2.5D electronic systems containing multiple chips stacked closely together using the advanced TSMC 3DFabric technologies. Careful thermal analysis prevents these systems from failing due to over-heating and improves their lifetime reliability.

Q3 2021 Financial Results // 3

DEFERRED REVENUE AND BACKLOG

(in thousands)	September 30, 2021	June 30, 2021	September 30, 2020	June 30, 2020
Current Deferred Revenue	$318,032	$338,396	$326,491	$325,098
Current Backlog	257,739	258,777	243,745	226,995
Total Current Deferred Revenue and Backlog	575,771	597,173	570,236	552,093

Long-Term Deferred Revenue	14,432	13,202	11,941	11,090
Long-Term Backlog	309,292	316,724	297,735	283,287
Total Long-Term Deferred Revenue and Backlog	323,724	329,926	309,676	294,377

Total Deferred Revenue and Backlog	$899,495	$927,099	$879,912	$846,470
The table above represents GAAP deferred revenue and backlog. As a result of the fair value provisions applicable to the accounting for business combinations, we typically record acquired deferred revenue at an amount that is lower than the historical carrying value. This results in expected reductions in reported revenue of $5.6 million and $24.7 million for the quarter and the year ending December 31, 2021, respectively, which are inclusive of the expected impact from the Zemax acquisition.

ACV

(in thousands, except percentages)	Q3 QTD 2021	Q3 QTD 2020	% Change	% Change in Constant Currency
ACV	$365,444	$305,334	19.7%	19.3%
Recurring ACV as a percentage of ACV	76.3%	77.6%

(in thousands, except percentages)	Q3 YTD 2021	Q3 YTD 2020	% Change	% Change in Constant Currency
ACV	$1,115,365	$950,790	17.3%	15.4%
Recurring ACV as a percentage of ACV	78.9%	81.1%

Recurring ACV includes both lease licenses and maintenance contracts. The reduction as a percentage of total ACV in 2021 as compared to 2020 was driven by an increase in perpetual licensing due to relatively lower perpetual sales during the pandemic in Q3 2020.
Q3 2021 Financial Results // 4

Q3 2021 Trailing Twelve-Month ACV by Industry
Consumer, 2%
Aerospace & Defense, 20%
Automotive, 17%
Industrial Equipment, 8%
Other, 1%
Energy, 8%
Materials & Chemicals, 5%
Academic, 4%
Construction, 1%
Healthcare, 2%
High-Tech, 32%

Q3 2020 Trailing Twelve-Month ACV by Industry

Consumer, 1%
Aerospace & Defense, 18%
High-Tech, 32%
Automotive, 18%
Healthcare, 2%
Construction, 2%
Academic, 3%
Materials & Chemicals, 6%
Industrial Equipment, 9%
Energy, 8%
Other, 1%

Q3 2021 Financial Results // 5

Regional and Industry Commentary
During the third quarter, customers continued investing in innovation and leveraging our simulation solutions to offset revenue challenges by reducing costs. Simulation plays a critical role in minimizing the use of physical testing as many customers have not returned to offices. Our largest industry sectors remain key growth drivers, with sustainability and digital transformation initiatives broadly serving as tailwinds.

•The high-tech and semiconductor industry continued experiencing growth with strength in North America and Asia-Pacific driven by 5G, pervasive connectivity and data centers.

◦The quarter was highlighted by a three-year, $58 million sale to a leading North American technology company and a multi-million-dollar sale to a North American semiconductor manufacturer. The strength of our chip to package to system workflows and accuracy of our semiconductor solutions stood out as key differentiators during the sales process.

◦Several seven-figure contracts in Asia-Pacific added to growth in the high-tech sector, where our customers are showing enthusiasm for the strategic acquisitions and partnerships we have completed or announced.

•Despite the aerospace and defense industry continuing to feel impacts from the pandemic, we saw growth in all regions.

◦Process integration and design optimization played a role in multiple contracts with North American A&D companies, including a multi-million-dollar sale to a large defense company.

◦A multi-year, multi-million-dollar sale to a major European aerospace company and multiple smaller but significant contracts with Asia-Pacific companies highlighted the value our customers are seeing in our missions and materials capabilities.

•In automotive, OEMs and suppliers continued investing in simulation to reduce time-to-market, meet commitments to expanding electric vehicle lineups and production, and improve the safety, reliability and performance of batteries.

◦Expecting a significant jump in simulation analysis, a European OEM grew its investment in our core solvers and HPC capabilities with a seven-figure contract to meet fluctuating compute demands.

◦A multi-million, multi-year contract saw a North American automotive supplier standardize on Ansys for global workflows in key areas, from functional safety to electronics reliability.

◦In Asia-Pacific, a Japanese OEM reinvested in lighting and autonomous solutions through a seven-figure contract.

•Solutions within the Ansys Platform portfolio continue delivering new business growth, particularly among our larger customers, and we remain optimistic in increasing interest in model-based systems engineering beyond the A&D market.

◦This trend was illustrated within the consumer products industry, with a major North American customer signing a multi-year, multi-million-dollar contract to expand simulation usage while advancing critical digital transformation initiatives.

◦A multi-year, multi-million-dollar contract with a European customer bolstered our growth in the segment.

Q3 2021 Financial Results // 6

•Sustainability initiatives continue driving growth as companies rush to achieve aggressive net zero carbon goals. Multiple seven-figure contracts with customers in EMEA supported our growth in the energy industry, investing in simulation and benefiting from the strength of our core physics to maximize efficiency.

REVENUE

The difference between the GAAP and non-GAAP revenue values presented below is a result of the application of the fair value provisions applicable to the accounting for business combinations.

We continue to experience increased demand from our customers for contracts that often include longer-term, time-based licenses involving a larger number of our software products. These arrangements typically involve a higher overall transaction price. The upfront recognition of license revenue related to these larger, multi-year transactions can result in significant lease license revenue volatility. Software products, across a large variety of applications and industries, are increasingly distributed in software-as-a-service, cloud and other subscription environments in which the licensing approach is time-based rather than perpetual. This preference could result in a shift from perpetual licenses to time-based licenses over the long term.

The value and duration of multi-year lease contracts executed during the period significantly impact the recognition of revenue. As a result, revenue may fluctuate significantly, particularly on a quarterly basis, due to the timing of such contracts, relative differences in duration of long-term contracts from quarter to quarter and changes in the mix of license types sold compared to the prior year. Large swings in revenue growth rates are not necessarily indicative of customers' software usage changes or cash flows during the periods presented.

REVENUE BY LICENSE TYPE

GAAP

(in thousands, except percentages)	Q3 QTD 2021	% of Total	Q3 QTD 2020	% of Total	% Change	% Change in Constant Currency
Lease	$120,516	27.3%	$78,917	21.5%	52.7%	52.2%
Perpetual	79,878	18.1%	62,705	17.1%	27.4%	27.1%
Maintenance	223,872	50.7%	211,942	57.8%	5.6%	5.4%
Service	16,902	3.8%	13,401	3.7%	26.1%	25.9%
Total	$441,168		$366,965		20.2%	19.9%

(in thousands, except percentages)	Q3 YTD 2021	% of Total	Q3 YTD 2020	% of Total	% Change	% Change in Constant Currency
Lease	$315,387	25.2%	$237,000	22.4%	33.1%	32.1%
Perpetual	232,433	18.6%	161,793	15.3%	43.7%	41.2%
Maintenance	655,843	52.4%	615,609	58.2%	6.5%	4.4%
Service	47,385	3.8%	43,209	4.1%	9.7%	7.6%
Total	$1,251,048		$1,057,611		18.3%	16.4%

Q3 2021 Financial Results // 7

Non-GAAP

(in thousands, except percentages)	Q3 QTD 2021	% of Total	Q3 QTD 2020	% of Total	% Change	% Change in Constant Currency
Lease	$120,548	27.1%	$79,048	21.4%	52.5%	52.0%
Perpetual	79,970	18.0%	62,705	17.0%	27.5%	27.2%
Maintenance	228,002	51.2%	213,974	58.0%	6.6%	6.3%
Service	16,904	3.8%	13,402	3.6%	26.1%	25.9%
Total	$445,424		$369,129		20.7%	20.4%

(in thousands, except percentages)	Q3 YTD 2021	% of Total	Q3 YTD 2020	% of Total	% Change	% Change in Constant Currency
Lease	$316,595	24.9%	$237,852	22.3%	33.1%	32.1%
Perpetual	232,525	18.3%	161,833	15.2%	43.7%	41.2%
Maintenance	673,608	53.0%	624,824	58.5%	7.8%	5.7%
Service	47,395	3.7%	43,218	4.0%	9.7%	7.6%
Total	$1,270,123		$1,067,727		19.0%	17.0%

REVENUE BY GEOGRAPHY

GAAP

(in thousands, except percentages)	Q3 QTD 2021	% of Total	Q3 QTD 2020	% of Total	% Change	% Change in Constant Currency
Americas	$220,232	49.9%	$161,544	44.0%	36.3%	36.2%

Germany	27,826	6.3%	27,677	7.5%	0.5%	(0.1)%
Other EMEA	73,806	16.7%	78,839	21.5%	(6.4)%	(8.2)%
EMEA	101,632	23.0%	106,516	29.0%	(4.6)%	(6.1)%

Japan	45,298	10.3%	40,565	11.1%	11.7%	15.5%
Other Asia-Pacific	74,006	16.8%	58,340	15.9%	26.9%	25.4%
Asia-Pacific	119,304	27.0%	98,905	27.0%	20.6%	21.4%

Total	$441,168		$366,965		20.2%	19.9%

Q3 2021 Financial Results // 8

(in thousands, except percentages)	Q3 YTD 2021	% of Total	Q3 YTD 2020	% of Total	% Change	% Change in Constant Currency
Americas	$596,038	47.6%	$484,498	45.8%	23.0%	22.8%

Germany	89,781	7.2%	85,048	8.0%	5.6%	(0.2)%
Other EMEA	220,083	17.6%	198,232	18.7%	11.0%	5.3%
EMEA	309,864	24.8%	283,280	26.8%	9.4%	3.7%

Japan	147,511	11.8%	133,773	12.6%	10.3%	11.5%
Other Asia-Pacific	197,635	15.8%	156,060	14.8%	26.6%	23.5%
Asia-Pacific	345,146	27.6%	289,833	27.4%	19.1%	18.0%

Total	$1,251,048		$1,057,611		18.3%	16.4%

Non-GAAP

(in thousands, except percentages)	Q3 QTD 2021	% of Total	Q3 QTD 2020	% of Total	% Change	% Change in Constant Currency
Americas	$223,419	50.2%	$162,467	44.0%	37.5%	37.3%

Germany	27,915	6.3%	27,851	7.5%	0.2%	(0.4)%
Other EMEA	74,090	16.6%	79,108	21.4%	(6.3)%	(8.1)%
EMEA	102,005	22.9%	106,959	29.0%	(4.6)%	(6.1)%

Japan	45,591	10.2%	40,770	11.0%	11.8%	15.6%
Other Asia-Pacific	74,409	16.7%	58,933	16.0%	26.3%	24.8%
Asia-Pacific	120,000	26.9%	99,703	27.0%	20.4%	21.1%

Total	$445,424		$369,129		20.7%	20.4%

(in thousands, except percentages)	Q3 YTD 2021	% of Total	Q3 YTD 2020	% of Total	% Change	% Change in Constant Currency
Americas	$611,813	48.2%	$488,853	45.8%	25.2%	25.0%

Germany	90,048	7.1%	85,691	8.0%	5.1%	(0.6)%
Other EMEA	221,060	17.4%	199,331	18.7%	10.9%	5.2%
EMEA	311,108	24.5%	285,022	26.7%	9.2%	3.5%

Japan	148,464	11.7%	135,501	12.7%	9.6%	10.8%
Other Asia-Pacific	198,738	15.6%	158,351	14.8%	25.5%	22.4%
Asia-Pacific	347,202	27.3%	293,852	27.5%	18.2%	17.0%

Total	$1,270,123		$1,067,727		19.0%	17.0%

Q3 2021 Financial Results // 9

REVENUE BY CHANNEL

GAAP

	Q3 QTD 2021	Q3 QTD 2020	Q3 YTD 2021	Q3 YTD 2020
Direct revenue, as a percentage of total revenue	74.4%	74.9%	74.0%	75.7%
Indirect revenue, as a percentage of total revenue	25.6%	25.1%	26.0%	24.3%

Non-GAAP

	Q3 QTD 2021	Q3 QTD 2020	Q3 YTD 2021	Q3 YTD 2020
Direct revenue, as a percentage of total revenue	74.4%	74.8%	74.2%	75.5%
Indirect revenue, as a percentage of total revenue	25.6%	25.2%	25.8%	24.5%

INCOME STATEMENT HIGHLIGHTS

GAAP

	Q3 QTD 2021	Q3 QTD 2020	Q3 YTD 2021	Q3 YTD 2020
Gross margin	85.8%	85.5%	84.9%	85.1%
Operating margin	24.4%	24.5%	21.9%	22.4%
Effective tax rate	17.9%	16.1%	10.3%	7.5%

Non-GAAP

	Q3 QTD 2021	Q3 QTD 2020	Q3 YTD 2021	Q3 YTD 2020
Gross margin	89.9%	89.2%	89.5%	89.0%
Operating margin	39.7%	39.8%	38.6%	37.9%
Effective tax rate	19.0%	19.5%	19.0%	19.5%

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

•Cash and short-term investments totaled $1,081.4 million as of September 30, 2021, of which 69% was held domestically.

•Deferred revenue and backlog was $899.5 million at September 30, 2021.

•Operating cash flows were $157.8 million for the third quarter of 2021 as compared to $94.5 million for the third quarter of 2020. Operating cash flows were $447.8 million for YTD 2021 as compared to $373.5 million for YTD 2020.

•Cash paid for acquisitions, net of cash acquired, totaled $105.1 million for YTD 2021 as compared to $100.2 million for YTD 2020.

Q3 2021 Financial Results // 10

•On October 1, 2021, we acquired Zemax for a purchase price of $411.5 million, paid in cash, or $399.1 million net of cash acquired.

•Capital expenditures totaled $7.3 million and $18.1 million for the third quarter and YTD 2021, respectively. We are currently planning capital expenditures in the range of $25.0 - $35.0 million for FY 2021 as compared to the $35.4 million that was spent in FY 2020.

SHARE COUNT AND SHARE REPURCHASES

We had 88.2 million and 88.1 million fully diluted weighted average shares outstanding in Q3 and YTD 2021, respectively. We repurchased 0.1 million shares for $36.0 million during the third quarter of 2021 as compared to the 0.7 million shares we repurchased for $161.0 million during the first quarter of 2020. No other share repurchases occurred in 2021 or 2020. As of September 30, 2021, we had 2.7 million shares remaining available for repurchase under our authorized share repurchase program. Our authorized repurchase program does not have an expiration date, and the pace of the purchase activity will depend on factors such as working capital needs, cash requirements for acquisitions, our stock price, and economic and market conditions.

STOCK-BASED COMPENSATION EXPENSE

(in thousands, except per share data)	Q3 QTD 2021	Q3 QTD 2020	Q3 YTD 2021	Q3 YTD 2020
Cost of sales:
Maintenance and service	$2,753	$3,626	$9,834	$9,956
Operating expenses:
Selling, general and administrative	25,420	18,954	66,158	50,417
Research and development	15,971	15,605	46,156	42,883
Stock-based compensation expense before taxes	44,144	38,185	122,148	103,256
Related income tax benefits	(10,743)	(10,060)	(62,151)	(46,849)
Stock-based compensation expense, net of taxes	$33,401	$28,125	$59,997	$56,407
Net impact on earnings per share:
Diluted earnings per share	$(0.38)	$(0.32)	$(0.68)	$(0.65)

CURRENCY

The third quarter and YTD 2021 revenue and operating income, as compared to the third quarter and YTD 2020, were impacted by fluctuations in the exchange rates of foreign currencies against the U.S. Dollar. The currency fluctuation impacts on GAAP and non-GAAP revenue and operating income are reflected in the tables below. Amounts in brackets indicate an adverse impact from currency fluctuations.

GAAP

(in thousands)	Q3 QTD 2021	Q3 YTD 2021
Revenue	$1,148	$20,259
Operating income	$(752)	$2,706

Q3 2021 Financial Results // 11

Non-GAAP

(in thousands)	Q3 QTD 2021	Q3 YTD 2021
Revenue	$1,170	$20,366
Operating income	$(652)	$3,698

The unfavorable net foreign exchange impacts on deferred revenue and backlog were $5.4 million and $16.7 million for the third quarter and YTD 2021, respectively.

Q3 2021 Financial Results // 12

/ Outlook

Our fourth quarter and full year financial guidance estimates are provided below and are based on significant assumptions that may or may not be realized as we close out the year. Those assumptions, and certain related management actions, include the following, among others:
•Businesses have not fully resumed operations to pre-pandemic levels and many employees continue to work from home globally as COVID-19 cases persist. We continue to expect a further recovery in the business environment during the fourth quarter. We have not considered further impacts from additional waves or mutated variants of COVID-19 that result in renewed shutdowns that stop or regress economic recovery in our outlook.

•Ongoing trade restrictions limited our ability to deliver products and services to certain entities in China, and our guidance assumes that these restrictions will remain in place in the fourth quarter. Additional restrictions or a further deterioration in the trade environment could have a material adverse impact on our business, as well as on our ability to achieve our financial guidance.
•The up-front recognition of revenue on perpetual licenses and the license component of multi-year lease contracts has a significant impact on our operating results. Our 2021 guidance assumes the ongoing ability to drive more multi-year lease deals across a broader set of customers and reflects the mix of license types for the fourth quarter that we see in our current pipeline.

•We have not factored into our Q4 or full year 2021 guidance a repeat of the outsized spending behavior we saw in Q4 2020 once COVID-19 vaccines were announced in December 2020. Our Q4 and full year 2021 guidance is based on continued momentum in the business and a Q4 pipeline that has accelerated since our August guidance.

•In the fourth quarter of 2021, revenue growth is expected to be primarily impacted by the difficult year-over-year compare and mix of business. In particular, the fourth quarter of 2020 reflected an unusually high growth of perpetual licenses which have immediate revenue recognition, and two of our three largest multi-year lease license deals commenced in the fourth quarter.

•Consistent with its performance thus far in 2021, we expect to maintain the level of improved business conditions within the small- and medium-sized segments.

•Our blended renewal rates have historically been approximately 90%. Our renewal rates have remained high, and our assumptions are that they will continue to remain so for the majority of our business.
•Our spending reflects our expectations for the pace at which economic recovery will occur, and we continue to invest in long-term opportunities. We have also maintained and intend to maintain our commitment to invest in our acquisitions, research and development, and certain digital transformation projects, as those projects are critical to our ability to operate efficiently and scale the business for future growth.
Q3 2021 Financial Results // 13

In addition, the financial guidance includes the expected impact of our acquisition of Zemax, which closed on October 1, 2021. The acquisition is not expected to have a meaningful impact on our 2021 results.
We are currently forecasting the following:

Q4 2021 OUTLOOK

(in millions, except percentages and per share data)	GAAP			Non-GAAP
Revenue	$609.3	-	$649.3	$614.9	-	$654.9
Revenue Growth Rate	(2.3%)	-	4.1%	(2.1%)	-	4.3%
Revenue Growth Rate — Constant Currency	(0.7%)	-	5.9%	(0.4%)	-	6.0%
Operating margin	33.0%	-	37.4%	44.5%	-	47.0%
Effective tax rate	16.5%	-	17.5%	19.0%
Diluted earnings per share	$1.88	-	$2.25	$2.48	-	$2.81

FY 2021 OUTLOOK

(in millions, except percentages and per share data)	GAAP			Non-GAAP
Revenue	$1,860.3	-	$1,900.3	$1,885.0	-	$1,925.0
Revenue Growth Rate	10.6%	-	13.0%	11.2%	-	13.5%
Revenue Growth Rate — Constant Currency	10.0%	-	12.4%	10.6%	-	12.9%
Operating margin	25.5%	-	27.2%	40.5%	-	41.5%
Effective tax rate	13.0%	-	14.0%	19.0%
Diluted earnings per share	$4.74	-	$5.11	$7.05	-	$7.38

We are currently expecting approximately 88.4 million and 88.1 million fully diluted shares outstanding for Q4 2021 and FY 2021, respectively.
In addition, we are currently forecasting the following for FY 2021:

(in millions, except percentages)	Other Financial Metrics
ACV	$1,825.0	-	$1,860.0
ACV Growth Rate	12.9%	-	15.1%
ACV Growth Rate — Constant Currency	12.6%	-	14.7%
Operating cash flows	$505.0	-	$535.0
The FY 2021 ACV and revenue guidance assumes approximately $6 to $8 million of contribution from Zemax. This contribution is offset by an incremental headwind of approximately $6 to $8 million of negative currency impact relative to our guidance initiated in August. The currency headwind has an adverse impact of approximately $0.05 per share on FY 2021 earnings per share guidance and an approximately $3 to $5 million adverse impact on FY 2021 operating cash flow guidance. The contribution from Zemax has an immaterial impact to FY 2021 earnings per share and operating cash flow guidance.
Additionally, as Q3 2021 ACV was in-line with internal expectations, the raise to FY 2021 ACV is driven by increased confidence in the Q4 2021 sales pipeline.
Q3 2021 Financial Results // 14

CURRENCY OUTLOOK
Our results are impacted by currency fluctuations, particularly by rate movements in the Euro and Japanese Yen. Our currency rate assumptions are as follows:

	Euro	Japanese Yen
Q4 2021	1.15 - 1.18	111 - 114
FY 2021	1.17 - 1.20	109 - 112

The outlook presented above factors in actual and planned increases in sales and channel capacity, our current visibility around major account activity, sales pipelines and forecasts. However, as we have said in the past, and will continue to reiterate, there are many factors over which we have no control, including the macro-economic environment, customer procurement patterns, government and tax policies, and currency rate volatility. We do, however, have the benefit of a solid, repeatable business base; a diversified geographic and industry footprint; and a world-class customer base that have helped us to succeed and to deliver on our commitments.
Please see the section entitled “Forward-Looking Statements and Risk Factors” for a discussion of risks, uncertainties and factors that could cause actual results to differ materially from those implied by forward-looking statements.

/ Glossary of Terms

Annual Contract Value (ACV): ACV is a metric we use to better understand the business. There is no GAAP measure comparable to ACV. ACV is composed of the following:

•the annualized value of maintenance and lease contracts with start dates or anniversary dates during the period, plus
•the value of perpetual license contracts with start dates during the period, plus
•the annualized value of fixed-term services contracts with start dates or anniversary dates during the period, plus
•the value of work performed during the period on fixed-deliverable services contracts.

Example 1: A $300,000 lease or maintenance contract with a term of January 1, 2021 - December 31, 2023 would contribute $100,000 to ACV in each of fiscal years 2021, 2022 and 2023.

Example 2: A perpetual license valued at $200,000 with a contract start date of March 1, 2021 sold in connection with three years of annual maintenance valued at a total of $120,000 would contribute to ACV as follows: fiscal year 2021: $240,000 ($200,000 + $40,000); fiscal years 2022 and 2023: $40,000 in each year.

Backlog: Installment billings for periods beyond the current quarterly billing cycle.

Deferred Revenue: Billings made or payments received in advance of revenue recognition.

Lease or Time-Based License: A license of a stated product of our software that is granted to a customer for use over a specified time period, which can be months or years in length. In addition to the use of the software, the customer is provided with access to maintenance (unspecified version upgrades and technical support) without additional charge. The revenue related to these contracts is recognized ratably over the contract period for the maintenance portion and up front for the license portion.

Perpetual / Paid-Up License: A license of a stated product and version of our software that is granted to a customer for use in perpetuity. The revenue related to this type of license is recognized up front.

Q3 2021 Financial Results // 15

Maintenance: A contract, typically one year in duration, that is purchased by the owner of a perpetual license and that provides access to unspecified version upgrades and technical support during the duration of the contract. The revenue from these contracts is recognized ratably over the contract period.

/ Forward-Looking Statements and Risk Factors

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that provide current expectations or forecasts of future events based on certain assumptions. Forward-looking statements are subject to risks, uncertainties, and factors relating to our business which could cause our actual results to differ materially from the expectations expressed in or implied by such forward-looking statements.

Forward-looking statements use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “predict,” “project,” “should,” “target,” or other words of similar meaning. Forward-looking statements include those about market opportunity, including our total addressable market. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

The risks associated with the following, among others, could cause actual results to differ materially from those described in any forward-looking statements:

•current and future impacts of a natural disaster or catastrophe, including the COVID-19 pandemic and actions taken to address the pandemic by our customers, suppliers, regulatory authorities, and our business, on the global economy and our business and condensed consolidated financial statements; adverse changes in global economic and/or political conditions; and political, economic, regulatory and public health and safety risks and uncertainties in the countries and regions in which we operate;

•declines in our customers’ businesses resulting in adverse changes in procurement patterns; disruptions in accounts receivable and cash flow due to customers’ liquidity challenges and commercial deterioration; uncertainties regarding demand for our products and services in the future and our customers’ acceptance of new products; delays or declines in anticipated sales due to reduced or altered sales and marketing interactions with customers; and potential variations in our sales forecast compared to actual sales;

•impacts from tariffs, trade sanctions, export license requirements or other trade barriers; disruptions in the global economy and financial markets that may limit or delay availability of credit under our existing or new credit facilities, or that may limit our ability to obtain credit or financing on acceptable terms or at all; the volatility of our stock price; and the effect of changes in currency exchange rates or interest rates;

•increased volatility in our revenue due to the timing, duration and value of multi-year lease contracts; our reliance on high renewal rates for annual lease and maintenance contracts; and the uncertainty of estimates associated with the acquisition accounting treatment of deferred revenue;

•our ability to recruit and retain key personnel including the impact of any government actions or mandates surrounding the COVID-19 pandemic; delays in recruitment caused by restrictions on travel and in person interactions; and the absence of key personnel or teams due to illness or recuperation;

•our ability to protect our proprietary technology; cybersecurity threats or other security breaches, including in relation to an increased level of our activity that is occurring from remote global off-site locations; and disclosure and misuse of employee or customer data whether as a result of a cybersecurity incident or otherwise;

•the quality of our products, including the strength of features, functionality and integrated multi-physics capabilities; our ability to develop and market new products to address the industry’s rapidly changing
Q3 2021 Financial Results // 16

technology; failures or errors in our products and services; and increased pricing pressure as a result of the competitive environment in which we operate;
•investments in complementary companies, products, services and technologies; our ability to complete and successfully integrate our acquisitions and realize the financial and business benefits of the transactions; and the impact indebtedness incurred in connection with any acquisition could have on our operations;

•investments in global sales and marketing organizations and global business infrastructure; and dependence on our channel partners for the distribution of our products;

•operational disruptions generally or specifically in connection with transitions to and from remote work environments; and the failure of our technological infrastructure or those of the service providers upon whom we rely including for infrastructure and cloud services;

•our and our channel partners’ ability to comply with laws and regulations in relevant jurisdictions; the outcome of contingencies, including legal proceedings, government or regulatory investigations and service tax audit cases;

•our intention to repatriate previously taxed earnings in excess of working capital needs and to reinvest all other earnings of our non-U.S. subsidiaries;

•plans for future capital spending; the extent of corporate benefits from such spending including with respect to customer relationship management; and higher than anticipated costs for research and development or slowdown in our research and development activities;

•uncertainty regarding income tax estimates in the jurisdictions in which we operate; and the effect of changes in tax laws and regulations in the jurisdictions in which we operate; and

•other risks and uncertainties described in our reports filed from time to time with the Securities and Exchange Commission.

Q3 2021 Financial Results // 17

/ Reconciliations of GAAP to Non-GAAP Measures (Unaudited)

	Three Months Ended
	September 30, 2021
(in thousands, except percentages and per share data)	Revenue	Gross Profit	%	Operating Income	%	Net Income	EPS - Diluted[1]
Total GAAP	$441,168	$378,422	85.8%	$107,628	24.4%	$85,342	$0.97
Acquisition accounting for deferred revenue	4,256	4,256	0.1%	4,256	0.7%	4,256	0.05
Stock-based compensation expense	—	2,753	0.6%	44,144	9.9%	44,144	0.49
Excess payroll taxes related to stock-based awards	—	38	—%	626	0.1%	626	0.01
Amortization of intangible assets from acquisitions	—	15,189	3.4%	18,592	4.2%	18,592	0.21
Transaction expenses related to business combinations	—	—	—%	1,716	0.4%	1,716	0.02
Adjustment for income tax effect	—	—	—%	—	—%	(14,358)	(0.16)
Total non-GAAP	$445,424	$400,658	89.9%	$176,962	39.7%	$140,318	$1.59
1 Diluted weighted average shares were 88,169.

	Three Months Ended
	September 30, 2020
(in thousands, except percentages and per share data)	Revenue	Gross Profit	%	Operating Income	%	Net Income	EPS - Diluted[1]
Total GAAP	$366,965	$313,580	85.5%	$90,085	24.5%	$75,627	$0.87
Acquisition accounting for deferred revenue	2,164	2,164	—%	2,164	0.5%	2,164	0.02
Stock-based compensation expense	—	3,626	0.9%	38,185	10.4%	38,185	0.44
Excess payroll taxes related to stock-based awards	—	85	—%	732	0.2%	732	0.01
Amortization of intangible assets from acquisitions	—	9,911	2.8%	14,148	3.8%	14,148	0.16
Transaction expenses related to business combinations	—	—	—%	1,549	0.4%	1,549	0.02
Adjustment for income tax effect	—	—	—%	—	—%	(14,133)	(0.16)
Total non-GAAP	$369,129	$329,366	89.2%	$146,863	39.8%	$118,272	$1.36
1 Diluted weighted average shares were 87,224.
Q3 2021 Financial Results // 18

	Nine Months Ended
	September 30, 2021
(in thousands, except percentages and per share data)	Revenue	Gross Profit	%	Operating Income	%	Net Income	EPS - Diluted[1]
Total GAAP	$1,251,048	$1,062,041	84.9%	$274,423	21.9%	$251,456	$2.86
Acquisition accounting for deferred revenue	19,075	19,075	0.2%	19,075	1.1%	19,075	0.22
Stock-based compensation expense	—	9,834	0.8%	122,148	9.7%	122,148	1.38
Excess payroll taxes related to stock-based awards	—	1,085	0.1%	12,080	1.0%	12,080	0.14
Amortization of intangible assets from acquisitions	—	45,163	3.5%	57,407	4.5%	57,407	0.65
Transaction expenses related to business combinations	—	—	—%	5,007	0.4%	5,007	0.06
Adjustment for income tax effect	—	—	—%	—	—%	(65,334)	(0.75)
Total non-GAAP	$1,270,123	$1,137,198	89.5%	$490,140	38.6%	$401,839	$4.56
1 Diluted weighted average shares were 88,069.

	Nine Months Ended
	September 30, 2020
(in thousands, except percentages and per share data)	Revenue	Gross Profit	%	Operating Income	%	Net Income	EPS - Diluted[1]
Total GAAP	$1,057,611	$900,250	85.1%	$236,965	22.4%	$218,255	$2.50
Acquisition accounting for deferred revenue	10,116	10,116	0.2%	10,116	0.7%	10,116	0.12
Stock-based compensation expense	—	9,956	0.9%	103,256	9.7%	103,256	1.19
Excess payroll taxes related to stock-based awards	—	774	0.1%	9,591	0.9%	9,591	0.11
Amortization of intangible assets from acquisitions	—	29,227	2.7%	41,789	3.9%	41,789	0.48
Transaction expenses related to business combinations	—	—	—%	2,808	0.3%	2,808	0.03
Rabbi trust (income) / expense	—	—	—%	—	—%	(5)	—
Adjustment for income tax effect	—	—	—%	—	—%	(60,906)	(0.70)
Total non-GAAP	$1,067,727	$950,323	89.0%	$404,525	37.9%	$324,904	$3.73
1 Diluted weighted average shares were 87,176.

Q3 2021 Financial Results // 19

In the fourth quarter and fiscal year 2021 guidance, the expected impacts of non-GAAP adjustments to revenue associated with the acquisition accounting for deferred revenue, inclusive of the expected impact from the Zemax acquisition, are $5.6 million and $24.7 million, respectively. Over the same periods, the impacts of non-GAAP adjustments associated with stock-based compensation result in a higher non-GAAP normalized effective tax rate than the comparable GAAP annualized effective tax rate. See below for a reconciliation of GAAP to non-GAAP operating margins and diluted earnings per share:

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Forward-Looking Guidance
Quarter Ending December 31, 2021
	Operating Margin			Earnings Per Share - Diluted
U.S. GAAP expectation	33.0%	-	37.4%	$1.88	-	$2.25
Exclusions before tax:
Acquisition adjustments to deferred revenue	0.5%	-	0.6%	$0.06
Acquisition-related amortization	2.8%	-	3.1%	$0.21
Stock-based compensation and related excess payroll tax	6.3%	-	7.8%	$0.48	-	$0.54
Adjustment for income tax effect	N/A			($0.19)	-	($0.21)
Non-GAAP expectation	44.5%	-	47.0%	$2.48	-	$2.81

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Forward-Looking Guidance
Year Ending December 31, 2021
	Operating Margin			Earnings Per Share - Diluted
U.S. GAAP expectation	25.5%	-	27.2%	$4.74	-	$5.11
Exclusions before tax:
Acquisition adjustments to deferred revenue	0.9%	-	1.0%	$0.28
Acquisition-related amortization	4.0%	-	4.1%	$0.86
Stock-based compensation and related excess payroll tax	9.1%	-	9.6%	$2.00	-	$2.06
Transaction expenses related to business combinations	0.3%			$0.06
Adjustment for income tax effect	N/A			($0.93)	-	($0.95)
Non-GAAP expectation	40.5%	-	41.5%	$7.05	-	$7.38

/ Non-GAAP Measures

We provide non-GAAP revenue, non-GAAP gross profit, non-GAAP gross profit margin, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share as supplemental measures to GAAP regarding our operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to such financial measures is described below. These prepared remarks also contain a reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure.
We use non-GAAP financial measures (a) to evaluate our historical and prospective financial performance as well as our performance relative to our competitors, (b) to set internal sales targets and spending budgets, (c) to allocate resources, (d) to measure operational profitability and the accuracy of forecasting, (e) to assess financial discipline over operational expenditures and (f) as an important factor in determining variable compensation for management and employees. In addition, many financial analysts that follow us focus on and publish both
Q3 2021 Financial Results // 20

historical results and future projections based on non-GAAP financial measures. We believe that it is in the best interest of our investors to provide this information to analysts so that they accurately report the non-GAAP financial information. Moreover, investors have historically requested, and we have historically reported, these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.
While we believe that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all our competitors and may not be directly comparable to similarly titled measures of our competitors due to potential differences in the exact method of calculation. We compensate for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.
The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:
Acquisition accounting for deferred revenue. Historically, we have consummated acquisitions in order to support our strategic and other business objectives. In accordance with the fair value provisions applicable to the accounting for business combinations, acquired deferred revenue is often recorded on the opening balance sheet at an amount that is lower than the historical carrying value. Although this acquisition accounting requirement has no impact on our business or cash flow, it adversely impacts our reported GAAP revenue in the reporting periods following an acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, we provide non-GAAP financial measures which exclude the impact of the acquisition accounting adjustment. We believe that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by us in our financial and operational decision-making, and (b) compare our past and future reports of financial results as the revenue reduction related to acquired deferred revenue will not recur when related lease licenses and software maintenance contracts are renewed in future periods.
Amortization of intangible assets from acquisitions. We incur amortization of intangible assets, included in our GAAP presentation of amortization expense, related to various acquisitions we have made. We exclude these expenses for the purpose of calculating non-GAAP gross profit, non-GAAP gross profit margin, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when we evaluate our continuing operational performance because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by us after the acquisition. Accordingly, we do not consider these expenses for purposes of evaluating our performance during the applicable time period after the acquisition, and we exclude such expenses when making decisions to allocate resources. We believe that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by us in our financial and operational decision-making, and (b) compare our past reports of financial results as we have historically reported these non-GAAP financial measures.
Stock-based compensation expense. We incur expense related to stock-based compensation included in our GAAP presentation of cost of maintenance and service; research and development expense; and selling, general and administrative expense. This non-GAAP adjustment also includes excess payroll tax expense related to stock-based compensation. Stock-based compensation expense (benefit) incurred in connection with our deferred compensation plan held in a rabbi trust includes an offsetting benefit (charge) recorded in other income (expense). Although stock-based compensation is an expense and viewed as a form of compensation, we exclude these expenses for the purpose of calculating non-GAAP gross profit, non-GAAP gross profit margin, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when we evaluate our continuing operational performance. We similarly exclude income (expense) related to assets held in a rabbi trust in connection with our deferred compensation plan. Specifically, we exclude stock-based compensation and income (expense) related to assets held in the deferred compensation plan rabbi trust during our annual budgeting process and our quarterly and annual assessments of our performance. The annual budgeting process is the primary mechanism whereby we allocate resources to various initiatives and operational
Q3 2021 Financial Results // 21

requirements. Additionally, the annual review by our board of directors during which it compares our historical business model and profitability to the planned business model and profitability for the forthcoming year excludes the impact of stock-based compensation. In evaluating the performance of our senior management and department managers, charges related to stock-based compensation are excluded from expenditure and profitability results. In fact, we record stock-based compensation expense into a stand-alone cost center for which no single operational manager is responsible or accountable. In this way, we can review, on a period-to-period basis, each manager's performance and assess financial discipline over operational expenditures without the effect of stock-based compensation. We believe that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate our operating results and the effectiveness of the methodology used by us to review our operating results, and (b) review historical comparability in our financial reporting as well as comparability with competitors' operating results.
Transaction expenses related to business combinations. We incur expenses for professional services rendered in connection with business combinations, which are included in our GAAP presentation of selling, general and administrative expense. These expenses are generally not tax-deductible. We exclude these acquisition-related transaction expenses, derived from announced acquisitions, for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when we evaluate our continuing operational performance, as we generally would not have otherwise incurred these expenses in the periods presented as a part of our operations. We believe that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate our operating results and the effectiveness of the methodology used by us to review our operating results, and (b) review historical comparability in our financial reporting as well as comparability with competitors' operating results.
Non-GAAP tax provision. We utilize a normalized non-GAAP annual effective tax rate (AETR) to calculate non-GAAP measures. This methodology provides better consistency across interim reporting periods by eliminating the effects of non-recurring items and aligning the non-GAAP tax rate with our expected geographic earnings mix. To project this rate, we analyzed our historic and projected non-GAAP earnings mix by geography along with other factors such as our current tax structure, recurring tax credits and incentives, and expected tax positions. On an annual basis we will re-evaluate this rate for significant items that may materially affect our projections.
Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
We have provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as listed below:

GAAP Reporting Measure	Non-GAAP Reporting Measure
Revenue	Non-GAAP Revenue
Gross Profit	Non-GAAP Gross Profit
Gross Profit Margin	Non-GAAP Gross Profit Margin
Operating Income	Non-GAAP Operating Income
Operating Profit Margin	Non-GAAP Operating Profit Margin
Net Income	Non-GAAP Net Income
Diluted Earnings Per Share	Non-GAAP Diluted Earnings Per Share
Constant currency. In addition to the non-GAAP financial measures detailed above, we use constant currency results for financial and operational decision-making and as a means to evaluate period-to-period comparisons by excluding the effects of foreign currency fluctuations on the reported results. To present this information, the 2021 results for entities whose functional currency is a currency other than the U.S. Dollar were converted to U.S. Dollars at rates that were in effect for the 2020 comparable period, rather than the actual exchange rates in effect for 2021. Constant currency growth rates are calculated by adjusting the 2021 reported amounts by the 2021 currency fluctuation impacts and comparing the adjusted amounts to the 2020 comparable period reported amounts. We believe that these non-GAAP financial measures are useful to investors because they allow investors
Q3 2021 Financial Results // 22

to (a) evaluate the effectiveness of the methodology and information used by us in our financial and operational decision-making, and (b) compare our reported results to our past reports of financial results without the effects of foreign currency fluctuations.

IR Contact:
Kelsey DeBriyn
Vice President, Investor Relations
724.820.3927
kelsey.debriyn@ansys.com

Q3 2021 Financial Results // 23